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                                                                   EXHIBIT 10.30

                                                                   April 1, 2001

                                                            |__| Employee's Copy
                                                            |__| Employer's Copy

                               RETENTION AGREEMENT

To Steven D. Jacoby:

         Metrocall, Inc. (the "Company") wants to retain your services and to give you additional incentives to assist in the restructuring of the Company, including a possible "Change in Control" of the Company, should the Company decide to pursue any such transaction.

         RETENTION PAYMENT. To provide you with special incentives to remain with the Company, the Company will pay you an amount equal to (1) your annual Base Salary as currently in effect, and (2) your target annual bonus amount for the current fiscal year as approved by the Company's Board of Directors (the "Board")(the "Retention Payment"), reduced by any applicable withholding taxes. The Company will pay you the Retention Payment in a lump sum, in cash or immediately available funds, not later than April 16, 2001. You hereby acknowledge and agree that this Retention Payment is in lieu of any retention payments pursuant to the Company's Key Employee Retention Plan.

         You agree to repay the "Retention Repayment Amount" (defined to mean the Retention Payment, net of taxes paid and/or withheld) within 10 days after your employment ends if your employment ends prior to the earliest of (1) the entry by a court of competent jurisdiction of an order confirming a plan of reorganization of the Company under Chapter 11 of the Bankruptcy Code; (2) a sale or transfer of all or substantially all of the assets of the Company; (3) a decree or order by a court of competent jurisdiction appointing a trustee (or other similar official) of the Company; or (4) two years from the date hereof. Notwithstanding the foregoing, the Company will forgive repayment of 100% of the Retention Repayment Amount if you (w) resign for Good Reason, (x) the Company ends your employment without Cause, (y) you die, or (z) your employment ends under a Disability.

         For purposes of this Agreement, "Change of Control", "Good Reason", "Cause" and "Disability" shall have the meanings contained in the Change of Control Agreement between you and the Company dated as of May 15, 1996, as amended as of the date hereof or as amended or replaced in the future (the "Change of Control Agreement").

         REPAYMENT. You agree to make any repayments provided under this Agreement to the Company or its successor.

         DUTIES. As part of this Agreement, you agree to (i) continue to perform all of your current duties and comply with your employment agreement with the Company, as any such agreement exists today or is amended or replaced in the future (the "Employment Agreement"); (ii) assist with various non-operating activities, which could include outside investment, financing, transactions, or business reconfiguration as the Company requests, including

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providing all information the Company considers necessary or appropriate; (iii)
carry out any other tasks the Company reasonably requests to facilitate such activities or any restructuring or Change in Control; and (iv) perform the duties assigned to you following any such activities, including any restructuring or Change in Control.

         AMENDMENT; WAIVER. Neither you nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by you and an executive officer of the Company, with the prior approval of the Board. Either party's waiver of the other's compliance with any provision of this Agreement does not waive any other provision of this Agreement or any subsequent breach by such party of a provision of this Agreement.

         NO MITIGATION OR OFFSET. You are not required to mitigate the payments under this Agreement, and the Company will not offset its obligations under this Agreement to reflect compensation you receive from other employers.

         GOVERNING LAW. The laws of the state in which your principal place of employment lies (other than its conflict of laws provisions) govern this Agreement.

         ASSIGNMENT. This Agreement binds the Company, its successors or assigns, and your heirs and the personal representatives of your estate. Without the Company's prior written consent, you may not assign or delegate this Agreement or any or all rights, duties, obligations, or interests under it. You agree that the assumption of this Agreement by a successor releases the Company, except to the extent it is part of the successor, from any obligations under this Agreement, including any retention payments, and you further release and waive any claims you may have against the Company, except to the extent it is part of the successor, for the payment of such amounts.

         EFFECTS ON EMPLOYMENT OR OTHER RELATIONSHIP. Nothing in this Agreement restricts the Company's rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without Cause.

         NOTICES. Notices must be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. You should send or deliver your notices to the Company's corporate headquarters, addressed to the chair of the Compensation Committee of the Board. The Company will send or deliver any notice given to you at your address as reflected on the Company's personnel records. You and the Company may change the address for notice by like notice to the other. You and the Company agree that notice is received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by the overnight service, or the date the fax machine confirms effective transmission.



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If you accept the terms of this Agreement, please sign below. We encourage you to consult with any advisors you choose.

                                    METROCALL, INC.


                           By:      /s/ FRANCIS A. MARTIN, III
                                    --------------------------------------
                                    Francis A. Martin, III
                                    Chairman of the Compensation Committee


I accept and agree to the terms set forth in this Agreement:

   /s/Steven D. Jacoby
-------------------------
     Steven D. Jacoby                                Dated:
                                                            -------------------


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